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                                                                     EXHIBIT 1.1





                        SHAREHOLDER RIGHTS PLAN AGREEMENT

                                   DATED AS OF
                                 MARCH 19, 1999

                                     BETWEEN

                                MERIDIAN GOLD INC

                                       AND

                      THE TRUST COMPANY OF BANK OF MONTREAL

                                 AS RIGHTS AGENT



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
ARTICLE 1 - INTERPRETATION.......................................................................................2

         1.1      Certain Definitions............................................................................2
         1.2      Currency......................................................................................13
         1.3      Headings......................................................................................13
         1.4      Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares.....14
         1.5      Acting Jointly or in Concert..................................................................14
         1.6      Generally Accepted Accounting Principles......................................................14

ARTICLE 2 - THE RIGHTS..........................................................................................15

         2.1      Legend on Common Share Certificates...........................................................15
         2.2      Initial Exercise Price; Exercise of Rights; Detachment of Rights..............................15
         2.3      Adjustments to Exercise Price; Number of Rights...............................................18
         2.4      Date on Which Exercise Is Effective...........................................................23
         2.5      Execution, Authentication, Delivery and Dating of Rights Certificates.........................23
         2.6      Registration, Transfer and Exchange...........................................................24
         2.7      Mutilated, Destroyed, Lost and Stolen Rights Certificates.....................................24
         2.8      Persons Deemed Owners of Rights...............................................................25
         2.9      Delivery and Cancellation of Certificates.....................................................25
         2.10     Agreement of Rights Holders...................................................................26
         2.11     Rights Certificate Holder Not Deemed a Shareholder............................................27

ARTICLE 3 - ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS......................................27

         3.1      Flip-in Event.................................................................................27

ARTICLE 4 - THE RIGHTS AGENT....................................................................................29

         4.1      General.......................................................................................29
         4.2      Merger, Amalgamation or Consolidation or Change of Name of Rights Agent.......................29
         4.3      Duties of Rights Agent........................................................................30
         4.4      Change of Rights Agent........................................................................31

ARTICLE 5 - MISCELLANEOUS.......................................................................................32

         5.1      Redemption, Waiver............................................................................32
         5.2      Expiration....................................................................................34
         5.3      Issuance of New Rights Certificates...........................................................34
         5.4      Supplements and Amendments....................................................................34
         5.5      Fractional Rights and Fractional Shares.......................................................36
         5.6      Rights of Action..............................................................................36
         5.7      Regulatory Approvals..........................................................................37
         5.8      Declaration as to Non-Canadian Holders........................................................37
         5.9      Notices.......................................................................................38
         5.10     Costs of Enforcement..........................................................................39
         5.11     Successors....................................................................................39
         5.12     Benefits of this Agreement....................................................................39
         5.13     Governing Law.................................................................................39
         5.14     Severability..................................................................................39
         5.15     Effective Date................................................................................39
         5.16     Determinations and Actions by the Board of Directors..........................................40
         5.17     Time of the Essence...........................................................................40
         5.18     Execution in Counterparts.....................................................................40

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                        SHAREHOLDER RIGHTS PLAN AGREEMENT


         MEMORANDUM OF AGREEMENT, dated as of March 19, 1999 between Meridian Gold Inc. ("Meridian") a corporation incorporated under the laws of Canada and The Trust Company of Bank of Montreal, a trust company incorporated under the laws of Canada (the "Rights Agent");

RECITALS:

(A) The Board (as defined below) has determined that it is in the best interests of Meridian to adopt a shareholder rights plan to ensure, to the extent possible, that all shareholders of Meridian are treated fairly in connection with any take-over bid for Meridian;

(B) In order to implement the adoption of a shareholder rights plan as established by this Agreement, the Board has:

         (a) authorized the issuance, effective at the Effective Time (as defined below), of one Right (as defined below) in respect of each Common Share (as defined below) on the Effective Date (the "Record Time"); and

         (b) authorized the issuance of one Right in respect of each Common Share of Meridian issued after the Record Time and prior to the earlier of the Separation Time (as defined below) and the Expiration Time (as defined below);

(C) Each Right entitles the holder thereof, after the Separation Time, to purchase securities of Meridian pursuant to the terms and subject to the conditions set forth in this Agreement;

(D) Meridian desires to appoint the Rights Agent to act on behalf of Meridian and the holders of Rights, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as defined below), the exercise of Rights and other matters referred to in this Agreement;

(E) The Board proposes that this Agreement be in place for a period of ten years, subject to the Agreement being reconfirmed by Meridian's shareholders every three years; and

(F) The Board approved the adoption of this Agreement on February 18, 1999, and this Agreement shall only become effective as at the date that Meridian's shareholders confirm the Agreement in the manner provided for in Section 5.15 of this Agreement.


         NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth in this Agreement, and subject to such covenants and agreements, the parties hereby agree as follows:


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                                       2


                           ARTICLE 1 - INTERPRETATION

1.1      CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms have the meanings indicated:

(a) "ACQUIRING PERSON" means any Person who is the Beneficial owner of 20% or more of the outstanding Voting Shares; provided, however, that the term "Acquiring Person" shall not include:

         (i)      Meridian or any Subsidiary of Meridian;

         (ii) any Person who becomes the Beneficial owner of 20% or more of the outstanding Voting Shares as a result of one or any combination of (A) an acquisition or redemption by Meridian of Voting Shares of any class which, by reducing the number of Voting Shares outstanding, increases the proportionate number of Voting Shares Beneficially owned by such Person to 20% or more of the Voting Shares then outstanding, (B) Permitted Bid Acquisitions, (C) Pro Rata Acquisitions, or (D) Exempt Acquisitions; provided, however, that if a Person becomes the Beneficial owner of 20% or more of the outstanding Voting Shares by reason of one or any combination of the operation of
                  (A), (B), (C) or (D) above and such Person thereafter becomes the Beneficial owner of more than 1% of the number of outstanding Voting Shares other than pursuant to one or more of any combination of (A), (B), (C) or (D) above, as the case may be, then as of the date such Person becomes the Beneficial owner of such additional Voting Shares, such Person shall become an "Acquiring Person";

         (iii) for a period of ten calendar days after the Disqualification Date (as defined below), any Person who becomes the Beneficial owner of 20% or more of the outstanding Voting Shares as a result of such Person becoming disqualified from relying on Clause 1.1(f)(B) solely because such Person is making or has announced a current intention to make a Take-over Bid or any plan or proposal relating thereto or resulting therefrom, either alone or by acting jointly or in concert with any other Person. For the purposes of this definition, "Disqualification Date" means the first date of a public announcement of facts indicating that any Person is making or has announced a current intention to make, has participated in, has made, proposes or intends to make or is participating in a Take-over Bid;

         (iv) an underwriter or member of a banking or selling group that becomes the Beneficial owner of 20% or more of the Voting Shares in connection with a distribution of securities of Meridian; or

         (v) a Person (a "Grandfathered Person") who is the Beneficial owner of more than 20% of the outstanding Voting Shares determined as at the Record Time and is not an Acquiring Person as that term is defined in the shareholder rights plan

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                                       3


                  agreement dated as of July 31, 1996 between Meridian and The Trust Company of the Bank of Montreal, provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time: (1) cease to own more than 20% of the outstanding Voting Shares; or (2) become the Beneficial owner of any additional Voting Shares that increases its Beneficial ownership of Voting Shares by more than 1% of the number of Voting Shares outstanding as at the Record Time, other than through an acquisition to which a Person becomes a Beneficial Owner of additional Common Shares or Voting Shares by reason of one or any combination of the operation of Clauses 1.1(a)(ii)(A), (B), (C) or (D).

(b) "AFFILIATE", when used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such a specified Person.

(c) "AGREEMENT" means this shareholder rights plan agreement, as amended or supplemented from time to time;

(d) "ANNUAL CASH DIVIDEND" means cash dividends paid in any fiscal year of Meridian, to the extent that such cash dividends do not exceed in the aggregate, the greatest of:

         (i) 200% of the aggregate amount of cash dividends declared payable by Meridian on its Common Shares in its immediately preceding fiscal year;

         (ii) 300% of the arithmetic mean of the aggregate amounts of the annual cash dividends declared payable by Meridian on its Common Shares in its three immediately preceding fiscal years;

         (iii) 100% of the aggregate consolidated net income of Meridian, before extraordinary items, for its immediately preceding fiscal year;

(e) "ASSOCIATE" means, when used to indicate a relationship with a specified Person, a spouse of that Person, any Person of the same or opposite sex with whom that Person is living in a conjugal relationship outside marriage, a child of that Person, or a relative of that Person who has the same residence as that Person;

(f) a Person shall be deemed the "BENEFICIAL OWNER" of, and to have "BENEFICIAL OWNERSHIP" of, and to "BENEFICIALLY OWN",

         (i) any securities as to which such Person or any of such Person's Affiliates or Associates is the owner at law or in equity;

         (ii) any securities as to which such Person or any of such Person's Affiliates or Associates has the right to become the owner at law or in equity to acquire (whether such right is exercisable immediately or within a period of 60 days thereafter and whether or not on condition or the happening of any contingency)

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                                       4


                  pursuant to any agreement, arrangement, pledge or understanding, whether or not in writing (other than customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a distribution of securities and other than pledges of securities in the ordinary course of business), or upon the exercise of any conversion right, exchange right, share purchase right (other than the Rights), warrant or option; and

         (iii) any securities which are Beneficially owned within the meaning of Clauses 1.1(f)(i) or (ii) by any other Person with whom such Person is acting jointly or in concert;

         provided, however, that a Person shall not be deemed the "Beneficial owner" of, or to have "Beneficial ownership" of, or to "Beneficially own", any security:

                           (A) because such security has been deposited or tendered pursuant to any Take-over Bid made by such Person, made by any of such Person's Affiliates or Associates or made by any other Person referred to in Clause 1.1(f)(iii), until the earliest of such deposited or tendered security has been taken up or paid for;

                           (B) because such Person, any of such Person's Affiliates or Associates or any other Person referred to in Clause 1.1(f)(iii), holds such security provided that, (1) the ordinary business of any such Person (the "Investment Manager") includes the management of investment funds for others (which others, for greater certainty, may include or be limited to one or more employee benefit plans or pension plans) and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment Manager's duties for the account of any other Person (a "Client"); or (2) such Person (the "Trust Company") is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an "Estate Account") or in relation to other accounts (each an "Other Account"), and holds such security in the ordinary course of such duties, such Estate Accounts or for such Other Accounts; or (3) such Person is established by statute for purposes that include, and the ordinary business or activity of such Person (the "Statutory Body") includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies; or (4) such Person (the "Administrator") is the administrator or trustee of one or more pension funds, plans or related trusts (a "Plan") registered under the laws of Canada or any province thereof or the laws of the United States of America or any state thereof or is a Plan; or (5) such Person is a Crown agent or agency;

         provided, in any of the above cases, that the Investment Manager, the Trust Company, the Statutory Body, the Administrator, the Plan, or the Crown agent or agency as the case may be, is not then making a Takeover Bid or has not then announced an intention to make a Take-over Bid, other than an Offer to Acquire Voting Shares or other securities by means of a distribution by Meridian or by means of ordinary market transactions (including pre-arranged trades entered into in the ordinary course of business to such Person) executed through the facilities of a stock exchange or organized over-the-counter market, alone or by acting jointly or in concert with any other Person;

                           (C) because such Person is (1) a Client of the same Investment Manager as another Person on whose account the Investment Manager holds such security, (2) an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security, or (3) a Plan with the same Administrator as another Plan on whose account the Administrator holds such security;

                           (D) where such Person is, (1) a Client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, or (2) an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company, or (3) a Plan and such security is owned at law or in equity by the Administrator of the Plan;

                           (E)      such security has been agreed to be
                                    deposited or tendered pursuant to a Lock-up
                                    Agreement to any Take-over Bid made by such Person, made by any of such Person's Affiliates or Associates or made by any other Person acting jointly or in concert with such Person until such deposited or tendered security has been taken up or paid for, whichever shall first occur; or

                           (F) such Person is a registered holder of such security as a result of carrying on the business of, or acting as a nominee of, a securities depositary.

(g) "BOARD" means the board of directors of Meridian or any duly constituted and empowered committee thereof;

(h) "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banks in Toronto are authorized or obligated by law to close.

(i) "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, C. 44, as amended, and the regulations made thereunder, and any comparable or successor laws or regulations thereto;

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                                       6


(j) "CANADIAN DOLLAR EQUIVALENT" of any amount which is expressed in United States Dollars means, on any date, the Canadian dollar equivalent of any such amount determined by multiplying such amount by the U.S. Canadian Exchange Rate in effect on such date;

(k) "CANADIAN U.S. EXCHANGE RATE" means, on any date, the inverse of the U.S. Canadian Exchange Rate in effect on such date;

(l) "CLOSE OF BUSINESS" on any given date means the time on such date (or, if such date is not a Business Day, the time on the next Business Day) at which the principal transfer office in Toronto of the transfer agent for the Common Shares (or, after the Separation Time, the principal transfer office in Toronto of the Rights Agent) is closed to the public;

(m)      "COMMON SHARES" means the common shares in the capital of Meridian;

(n)      "COMPETING PERMITTED BID" means a Take-over Bid that:

         (i) is made after another Permitted Bid has been made and prior to the expiry of that other Permitted Bid;

         (ii) satisfies all components of the definition of a Permitted Bid other than the requirements set out in clause (ii) of the definition of a Permitted Bid; and

         (iii) contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the Take over Bid prior to the dose of business on a date that is no earlier than the later of: (a) 21 days after the date of the Take-over Bid; and (b) the 60th day after the earliest date on which any other Permitted Bid that is then in existence was made;

(o) "CONTROLLED" a corporation is "controlled" by another Person or two or more Persons acting jointly or in concert if:

         (i) securities entitled to vote in the election of directors carrying more than 50% of the votes for the election of directors are held, directly or indirectly, by or on behalf of the other Person or two or more Persons acting jointly or in concert; and

         (ii) the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such corporation;

         and "CONTROLS", "CONTROLLING" and "UNDER COMMON CONTROL WITH" shall be interpreted accordingly;

(p)      "CO-RIGHTS AGENTS" has the meaning given in Subsection 4.1(a);

(q)      "DISPOSITION DATE" has the meaning given in Subsection 5.1(a);
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                                       7


(r) "DIVIDEND REINVESTMENT ACQUISITION" means an acquisition of Voting Shares of any class pursuant to a Dividend Reinvestment Plan;

(s) "DIVIDEND REINVESTMENT PLAN" means a regular dividend reinvestment or other plan of Meridian made available by Meridian to holders of its securities and to holders of securities of a Subsidiary of Meridian, where such plan permits the holder to direct that some or all of:

         (i) dividends paid in respect of shares of any class of Meridian or a Subsidiary;

         (ii)     proceeds of redemption of shares of Meridian or a Subsidiary;

         (iii) interest paid on evidences of indebtedness of Meridian or a Subsidiary; or

         (iv)     optional cash payments;

         be applied to the purchase from Meridian of Common Shares;

(t)      "ELECTION TO EXERCISE" has the meaning given in Subsection 2.2(d);

(u)      "EFFECTIVE TIME" means the earlier of:

         (1)      the close of business on July 30, 1999;

         (2)      the date that an Acquiring Person has become an Acquiring
                  Person; and

         (3) the date that an event occurs that would give rise to the subsequent separation of rights pursuant to subsections 1.1(uu) and 2.2 of the rights agreement dated as of the 31st day of July, 1996 between Meridian Gold Inc. and The Trust Company of Bank of Montreal and, for this purpose, disregarding the expiration time under that agreement;

(v) "EXEMPT ACQUISITION" means a share acquisition in respect of which the Board has waived the application of Section 3.1 pursuant to the provisions of Subsections 5.1(a), (b) or (e);

(w) "EXERCISE PRICE" means, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right which, until adjustment thereof in accordance with the terms of this Agreement, shall be $25.00;

(x)      "EXPANSION FACTOR" has the meaning given in Subsection 2.3(a);

(y) "FLIP-IN EVENT" means a transaction in or pursuant to which any Person becomes an Acquiring Person;

(z)      "HOLDER" has the meaning given in Section 2.8;
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                                       8


(aa) "INDEPENDENT SHAREHOLDERS" means holders of any Voting Shares, other than (a) any Acquiring Person, (b) any Offeror, other than a Person who pursuant to Clause 1.1(f) is not deemed to beneficially own the Voting Shares held by such Person, (c) any Affiliate or Associate of any Acquiring Person or Offeror, (d) any Person acting jointly or in concert with any Acquiring Person or Offeror, and (e) any employee benefit plan, stock purchase plan, deferred profit sharing plan and any similar plan or trust for the benefit of employees of Meridian or a Subsidiary of Meridian, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or withheld from voting direct whether the Voting Shares are to be tendered to a Take-over Bid;

(bb) LOCK-UP AGREEMENT" means an agreement between an Offeror, any of its Affiliates or Associates or any other Person acting jointly or in concert with the Offeror and a Person (the "Locked-up Person") who is not an Affiliate or Associate of the Offeror or a Person acting jointly or in concert with the Offeror whereby the Locked-up Person agrees to deposit or tender the Voting Shares held by the Locked-up Person to the Offeror's Take-over Bid or to any Take-over Bid made by any of the Offeror's Affiliates or Associates or made by any other Person acting jointly or in concert with the Offeror (the "Lock-up Bid"), provided that:

         (i)      the agreement:

                  (A) permits the Locked-up Person to withdraw the Voting Shares from the agreement in order to tender or deposit the Voting Shares to another Take-over Bid or to support another transaction that contains an offering price for each Voting Share that is higher than the offering price contained in or proposed to be contained in the Lock-up Bid; or

                  (B) permits the Locked-up Person to withdraw the Voting Shares from the agreement in order to tender or deposit the Voting Shares to another Take-over Bid or to support another transaction that contains an offering price for each Voting Share that exceeds by as much as or more than a specified amount (the "Specified Amount") the offering price for each Voting Share contained in or proposed to be contained in the Lock-up Bid; and (b) does not by its terms provide for a Specified Amount that is greater than 7% of the offering price contained in or proposed to be contained in the Lock-up Bid;

                  and, for greater clarity, an agreement may contain a right of first refusal or require a period of delay to give an Offeror an opportunity to match a higher price in another take-over bid or other similar limitation on a Locked-up Person as long as the Locked-up Person can accept another bid or tender to another transaction;

         (ii) no "break-up" fees, "top-up" fees, penalties or other amounts that exceed in the aggregate one-half of the cash equivalent of any amount in excess of the amount offered under the Lock-up Bid and that the Locked-up Person receives pursuant to another Take-over Bid or transaction shall be payable pursuant to the agreement in the event that the Locked-up Person fails to tender Voting Shares pursuant thereto in order to accept the other Take-over Bid or support another transaction.

(cc) "MARKET PRICE" per share of any securities on any date of determination means the average of the daily closing sale prices per share of such class of securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.3 shall have caused the closing sale prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing sale price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing sale price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in order to make it fully comparable with the closing sale price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing sale price per share of any securities on any date shall be:

         (i) the closing board lot sale price per share or, if such price is not available, the average of the closing bid and asked prices, for each of such securities as reported by the principal Canadian securities exchange (as determined by volume of trading) on which such securities are listed or admitted to trading, or if for any reason neither of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian securities exchange, the closing board lot sale price per share or, if such price is not available, the average of the closing bid and asked prices, for each security as reported by the principal national securities exchange (as determined by the volume of trading) on which such securities are listed or admitted for trading;

         (ii) if for any reason none of such prices is available on such date or the securities are not listed or admitted to trading on a Canadian stock exchange or a national securities exchange, the last sale price, or in case no sale takes place on such date, the average of the high bid and low asked prices for each of such securities in the over-the-counter market, as quoted by any reporting system then in use; or

         (iii) if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange or a national securities exchange or quoted by any such reporting system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities;

         provided, however, that if on any such date none of such prices is available, the closing sale price per share of such securities on such date shall mean the fair value per share of the securities on such date as determined by a nationally or internationally recognized investment dealer or investment banker and provided further that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused any price used to determine the Market Price on any Trading Day not to be fully comparable with the price as so determined on the Trading Day immediately preceding such date of determination, each such price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the price on the Trading Day immediately preceding such date of determination. The Market Price shall be expressed in Canadian dollars and, if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars on such date at the Canadian Dollar Equivalent thereof.

(dd) "MERIDIAN" means Meridian Gold Inc., together, where the context requires, with its subsidiaries;

(ee)     "NOMINEE" has the meaning given in Subsection 2.2(c);

(ff)     "OFFER TO ACQUIRE" includes:

         (i) an offer to purchase or a solicitation of an offer to sell Voting Shares of any class or classes, and

         (ii) an acceptance of an offer to sell Voting Shares of any class or classes, whether or not such offer to sell has been solicited,

         or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;

(gg) "OFFEROR" means a Person who has announced and has not withdrawn an intention to make or who has made and has not withdrawn a Take-over Bid, other than a Person who has completed a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition;

(hh) "OFFEROR'S SECURITIES" means Voting Shares Beneficially owned by an Offeror on the date of the Offer to Acquire;

(ii) "PERMITTED BID" means a Take-over Bid made by an Offeror that is made by means of a Take-over Bid circular and which also complies with the following additional provisions:

         (i) the Take-over Bid is made to all holders of Voting Shares as registered on the books of Meridian, other than the Offeror;

         (ii) the Take-over Bid contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up and paid for pursuant to the Take-over Bid (A) prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid and (B) unless at such date more than 50% of the Voting Shares held by Independent Shareholders shall have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

         (iii) unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period described in Clause 1.1(ii)(ii) and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

         (iv) unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that in the event that the deposit condition set forth in Clause 1.1(ii)(ii) is satisfied the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Voting Shares for not less than ten Business Days from the date of such public announcement;

(jj) "PERMITTED BID ACQUISITION" means an acquisition of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;

(kk) "PERSON" includes an individual, firm, association, trustee, executor, administrator, legal personal representative, body corporate, corporation, trust, partnership, joint venture, syndicate or other form of unincorporated association, a government and its agencies or instrumentalities, any entity or group whether or not having legal personality and any of the foregoing acting in any derivative, representative or fiduciary capacity;

(ll) "PRO RATA ACQUISITION" means an acquisition of Voting Shares pursuant to: (i) a Dividend Reinvestment Acquisition; or (ii) pursuant to a Dividend Reinvestment Plan; or (iii) pursuant to the receipt and/or exercise of rights issued by Meridian to all the holders of Voting Shares of Meridian to subscribe for or purchase Voting Shares of Meridian, provided that such rights are acquired directly from Meridian as part of a rights offering and not from any other Person; or (iv) pursuant to a distribution by Meridian to the public of Voting Shares, or securities convertible into or exchangeable for Voting Shares (and the conversion or exchange of such convertible or exchangeable securities) made pursuant to a prospectus or a distribution by way of private placement by Meridian, provided that the Person does not thereby acquire a greater percentage of such Voting Shares, or securities convertible or exchangeable for Voting Shares, than the Person's percentage of Voting Shares Beneficially owned immediately prior to such acquisition;

(mm) "RECORD TIME" has the meaning set forth in the recitals to this Agreement;

(nn)     "REDEMPTION PRICE" has the meaning given in Subsection 5.1(c);

(oo) "RIGHT" means a right to purchase a Common Share of Meridian, upon the terms and subject to the conditions set forth in this Agreement;

(pp) "RIGHTS CERTIFICATE" means the certificates representing the Rights after the Separation Time, which shall be substantially in the form of Attachment 1;

(qq) "RIGHTS HOLDERS' SPECIAL MEETING" means a meeting of the holders of Rights called by the Board for the purpose of approving a supplement or amendment to this Agreement pursuant to Subsection 5.4(c);

(rr)     "RIGHTS REGISTER" has the meaning given in Subsection 2.6(a);

(ss) "SECURITIES ACT (ONTARIO)" means the Securities Act, R.S.0 1990, c.S.5, as amended, and the regulations thereunder, and any comparable or successor laws or regulations thereto;

(tt) "SEPARATION TIME" means the close of business on the tenth Trading Day after the earlier of:

         (i)      the Stock Acquisition Date;

         (ii) the date of the commencement of or first public announcement of the intent of any Person (other than Meridian or any Subsidiary of Meridian) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, as the case may be),

         (iii) the date upon which a Permitted Bid or Competing Permitted Bid cease to be such,

         or such later time as may be determined by the Board, provided that, if any Take-over Bid referred to in this Clause (ii) expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for the purposes of this definition, never to have been made;

(uu) "SPECIAL MEETING" means a special meeting of the holders of Voting Shares, called by the Board for the purpose of approving a supplement, amendment or variation to this Agreement pursuant to Subsections 5.4(b) or 5.4(c);

(vv) "STOCK ACQUISITION DATE" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to section 101 of the Securities Act (Ontario) or section 13(d) of the U.S. Exchange Act) by Meridian or an Acquiring Person that an Acquiring Person has become such;

(ww)     "SUBSIDIARY": a corporation is a Subsidiary of another corporation if:

         (i) it is controlled by: (A) that other, (B) that other and one or more corporations each of which is controlled by that other, or (C) two or more corporations each of which is controlled by that other, or

         (ii)     it is a Subsidiary of a corporation that is that other's
                  Subsidiary;

(xx) "TAKE-OVER BID" means an Offer to Acquire Voting Shares or securities convertible into Voting Shares if, assuming that the Voting Shares or convertible securities subject to the Offer to Acquire are acquired and are Beneficially owned at the date of such Offer to Acquire by the Person making such Offer to Acquire, such Voting Shares (including Voting Shares that may be acquired upon conversion of securities convertible into Voting Shares) together with the Offeror's Securities, constitute in the aggregate 20% or more of the outstanding Voting Shares at the date of the offer to Acquire;

(yy) "TRADING DAY", when used with respect to any securities, means a day on which the principal Canadian securities exchange on which, such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian securities exchange, a Business Day;

(zz)     "U.S. CANADIAN EXCHANGE RATE" means, on any date:

         (i) if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

         (ii) in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars calculated in such manner as may be determined by the Board from time to time acting in good faith;

(aaa) "U.S. DOLLAR EQUIVALENT" of any amount which is expressed in Canadian dollars means, on any date, the United States dollar equivalent of such amount determined by multiplying such amount by the Canadian U.S. Exchange Rate in effect on such date; and

(bbb) "VOTING SHARES" means the Common Shares and any other shares in the capital of Meridian entitled to vote generally in the election of all elected directors.

1.2      CURRENCY

All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3      HEADINGS

The division of this Agreement into Articles, Sections, Subsections, Clauses, Paragraphs, Subparagraphs or other portions of this Agreement and the insertion of headings, subheadings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 CALCULATION OF NUMBER AND PERCENTAGE OF BENEFICIAL OWNERSHIP OF OUTSTANDING VOTING SHARES

For purposes of this Agreement, the percentage of Voting Shares of any class Beneficially owned by any Person, shall be and be deemed to be the product determined by the formula 100 x A/B, where:

          A = the number of votes for the election of all directors generally attaching to the Voting Shares Beneficially owned by such Person; and

          B = the number of votes for the election of all directors generally attaching to all outstanding Voting Shares.

Where any Person is deemed to Beneficially own unissued Voting Shares, such Voting Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Voting Shares owned by such Person.

1.5      ACTING JOINTLY OR IN CONCERT

For purposes of this Agreement, a Person is acting jointly or in concert with every Person who, as a result of any agreement, commitment or understanding whether formal or informal, with the first Person, acquires or offers to acquire Voting Shares (other than customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a public offering or private placement of securities or pledges of securities in the ordinary course of business.

1.6      GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the recommendations at the relevant time of the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis (unless otherwise specifically provided in this Agreement to be applicable on an unconsolidated basis) as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any document, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.

                             ARTICLE 2 - THE RIGHTS

2.1      LEGEND ON COMMON SHARE CERTIFICATES

Certificates for the Common Shares that are issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time, shall also evidence one Right for each Common Share represented thereby and shall bear the following legend:

         "Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences rights of the holder described in a Shareholder Rights Plan Agreement dated as of March 19, 1999 (the "Rights Agreement") between Meridian Gold Inc. (the "Corporation") and The Trust Company of Bank of Montreal, the terms of which are incorporated herein by reference and a copy of which is on file at the registered office of the Corporation. Under certain circumstances set out in the Rights Agreement, the rights may expire, may become null and void or may be evidenced by separate certificates and no longer evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge as soon as practicable after receipt of a written request therefor."

2.2      INITIAL EXERCISE PRICE; EXERCISE OF RIGHTS; DETACHMENT OF RIGHTS

(a) Subject to adjustment as set forth below, each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase one Common Share for the Exercise Price (and the Exercise Price and number of Common Shares are subject to adjustment as set forth below).

         Notwithstanding any other term of this Agreement, any Rights held by Meridian or any of its Subsidiaries shall be void.

(b)      Until the Separation Time,

         (i) the Rights shall not be exercisable and no Right may be exercised; and

         (ii) each Right will be evidenced by the certificate for the associated Common Share of Meridian registered in the name of the holder thereof (which certificate shall also be deemed to represent a Rights Certificate) and will be transferable only together with, and will be transferred by a transfer of, such associated Common Share of Meridian.

(c)      From and after the Separation Time and prior to the Expiration Time:

         (i)      the Rights shall be exercisable; and

         (ii) the registration and transfer of Rights shall be separate from and independent of Common Shares.

         Promptly following the Separation Time, Meridian will prepare and the Rights Agent will mail to each holder of record of Common Shares as of the Separation Time (other than an Acquiring Person and other Person whose Rights are or become void pursuant to the provisions of subsection 3.1(b) hereof and, in respect of any Rights Beneficially owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of record of such Rights (a "Nominee")), at such holder's address as shown by the records of Meridian (Meridian hereby agreeing to furnish copies of such records to the Rights Agent for this purpose): (x) a Rights Certificate appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as Meridian may deem appropriate and as are not inconsistent with the terms of this Agreement, or as may be required to comply with any law, rule or regulation or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and
         (y) a disclosure statement describing the Rights, provided that a Nominee shall be sent the materials provided for in (x) and (y) in respect of all Common Shares held of record by it which are not Beneficially owned by an Acquiring Person. In order for Meridian to determine whether any Person is holding Common Shares which are Beneficially owned by another Person, Meridian may require such first mentioned Person to furnish such information and documentation as Meridian deems necessary or appropriate in order to make such determination.

(d) Rights may be exercised, in whole or in part, on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent in the manner specified in the Rights Certificate:

         (i)      the Rights Certificate evidencing such Rights;

         (ii) an election to exercise such Rights (an "Election to Exercise") substantially in the form attached to the Rights Certificate appropriately completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

         (iii) payment by certified cheque, banker's draft or money order payable to the order of Meridian, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any withholding taxes payable by a holder who is a non-resident of Canada for purposes of the Income Tax Act (Canada) in respect of the exercise of the Rights or the fact that the Rights have been exercised and any transfer tax or similar charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.

(e) Upon receipt of a Rights Certificate, together with a completed Election to Exercise executed in accordance with Clause 2.2(d)(ii), which does not indicate that such Right is null and void as provided by Subsection 3.1(b), and payment as set forth in Clause 2.2(d)(iii), the Rights Agent (unless otherwise instructed by Meridian in the event that Meridian is of the opinion that the Rights cannot be exercised in accordance with this Agreement) will thereupon promptly:

         (i) requisition from the transfer agent certificates representing the number of such Common Shares to be purchased (Meridian hereby irrevocably authorizing its transfer agents to comply with all such requisitions);

         (ii) when appropriate, requisition from Meridian the amount of cash to be paid in lieu of issuing fractional Common Shares;

         (iii) after receipt of the certificates referred to in Clause 2.2(e)(i), deliver the same to or upon the order of the registered holder of such Rights Certificates, registered in such name or names as may be designated by such holder;

         (iv) when appropriate, after receipt, deliver the cash referred to in Clause 2.2(e)(ii) to or to the order of the registered holder of such Rights Certificate; and

         (v) tender to Meridian all payments received on the exercise of the Rights.

(f) In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder's Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised (subject to Subsection 5.5(a)) will be issued by the Rights Agent to such holder or to such holder's duly authorized assigns.

(g)      Meridian covenants and agrees that it will:

         (i) take all such action as may be necessary and within its power to ensure that all Common Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Common Shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

         (ii) take all such action as may be necessary and within its power to comply with the requirements of the CBCA, the Securities Act (Ontario), and the securities laws or comparable legislation of each of the provinces of Canada and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Common Shares upon exercise of Rights;

         (iii) use reasonable efforts to cause all Common Shares issued upon exercise of Rights to be listed on the principal stock exchanges on which such Common Shares were traded immediately prior to the Stock Acquisition Date;

         (iv) cause to be reserved and kept available out of the authorized and unissued Common Shares, the number of Common Shares that, as provided in this Agreement, will from time to time be sufficient to permit the exercise in full of all outstanding Rights;

         (v) pay when due and payable, if applicable, any and all federal, provincial and municipal transfer taxes and similar charges (not including any income or capital taxes of the holder or exercising holder or any liability of Meridian to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates, or certificates for Common Shares to be issued upon exercise of any Rights, provided that Meridian shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being transferred or exercised; and

         (vi) after the Separation Time, except as permitted by Section 5.1 not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

2.3      ADJUSTMENTS TO EXERCISE PRICE; NUMBER OF RIGHTS

The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.
Meridian shall provide the Rights Agent with notice of any such adjustment.

(a)      In the event Meridian shall at any time after the date of this
         Agreement:

         (i) declare or pay a dividend on Common Shares payable in Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other capital stock) other than pursuant to any optional stock dividend program;

         (ii) subdivide or change the then outstanding Common Shares into a greater number of Common Shares;

         (iii) consolidate or change the then outstanding Common Shares into a smaller number of Common Shares; or

         (iv) issue any Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other capital stock) in respect of, in lieu of or in exchange for existing Common Shares except as otherwise provided in this Section 2.3, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted as of the payment or effective date in the manner set forth below. If an event occurs which would require an adjustment under both this Section 2.3 and subsection 3.1(a), the adjustment provided for in this Section 2.3 shall be in addition to, and shall be made prior to, any adjustment required under subsection 3.1(a).

         If the Exercise Price and number of Rights outstanding are to be adjusted: (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (or other capital stock) (the "Expansion Factor") that a holder of one Common Share immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result thereof; and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, change, consolidation or issuance, so that each such Common Share (or other capital stock) will have exactly one Right associated with it.

         For greater certainty, if the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result of such dividend, subdivision, change, consolidation or issuance.

         If, after the Record Time and prior to the Expiration Time, Meridian shall issue any shares of capital stock other than Common Shares in a transaction of a type described in Clause 2.3(a)(i) or (iv), shares of such capital stock shall be treated in this Agreement as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and Meridian and the Rights Agent agree to amend this Agreement in order to effect such treatment.

         In the event Meridian shall at any time after the Record Time and prior to the Separation Time issue any Common Shares otherwise than in a transaction referred to in this Subsection 2.3(a), each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such associated Common Share.

(b) In the event Meridian shall at any time after the Record Time and prior to the Separation Time fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price, including the price required to be paid to purchase such convertible or exchangeable security or right per share) less than the Market Price per Common Share on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

         (i) the numerator of which shall be the number of Common Shares outstanding on such record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered, including the price required to be paid to purchase such convertible or exchangeable securities or rights) would purchase at such Market Price per Common Share; and

         (ii) the denominator of which shall be the number of Common Shares outstanding on such record date, plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable).

         In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, or if issued, are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed, or to the Exercise Price which would be in effect based upon the number of Common Shares (or securities convertible into, or exchangeable or exercisable for Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

         For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to the Dividend Reinvestment Plan or any employee benefit, stock option or similar plans shall be deemed not to constitute an issue of rights, options or warrants by Meridian; provided, however, that, in all such cases, the right to purchase Common Shares is at a price per share of not less than 95% of the current market price per share (determined as provided in such plans) of the Common Shares.

(c) In the event Meridian shall at any time after the Record Time and prior to the Separation Time fix a record date for the making of a distribution to all holders of Common Shares (including any such distribution made in connection with a merger or amalgamation) of evidences of indebtedness, cash (other than an annual cash dividend or a dividend referred to in Section 2.3(a)(i), but including any dividend payable in securities other than Common Shares), assets or rights, options or warrants (excluding those referred to in Subsection 2.3(b)), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

         (i) the numerator of which shall be the Market Price per Common Share on such record date, less the fair market value (as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights), on a per share basis, of the portion of the cash, assets, evidences of indebtedness, rights, options or warrants so to be distributed; and

         (ii) the denominator of which shall be such Market Price per Common Share.

         Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such a distribution is not so made, the Exercise Price shall be adjusted to be the Exercise Price which would have been in effect if such record date had not been fixed.

(d) Notwithstanding anything in this Agreement to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustments which by reason of this Subsection 2.3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under Section 2.3 shall be made to the nearest cent or to the nearest ten-thousandth of a share. Notwithstanding the first sentence of this Subsection 2.3(d), any adjustment required by Section
         2.3 shall be made no later than the earlier of:

         (i) three years from the date of the transaction which gives rise to such adjustment; or

         (ii)     the Expiration Time.

(e) In the event Meridian shall at any time after the Record Time and prior to the Separation Time issue any shares of capital stock (other than Common Shares), or rights, options or warrants to subscribe for or purchase any such capital stock, or securities convertible into or exchangeable for any such capital stock in a transaction referred to in Clauses 2.3(a)(i) or (iv) above, if the Board acting in good faith determines that the adjustments contemplated by Subsections 2.3(a), (b) and (c) above in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and " notwithstanding Subsections 2.3(a), (b) and (c) above, such adjustments, rather than the adjustments contemplated by Subsections 2.3(a), (b) and (c) above, shall be made. Subject to the prior consent of the holders of the Voting Shares or the Rights as set forth in subsection 5.4(b) or (c), Meridian and the Rights Agent shall have authority upon receiving such consent to amend this Agreement as appropriate to provide for such adjustments.

(f) Each Right originally issued by Meridian subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time hereunder upon exercise of a Right immediately prior to such issue, all subject to further adjustment as provided in this Agreement.

(g) Irrespective of any adjustment or change in the Exercise Price or the number of Common Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Exercise Price per Common Share and the number of Common Shares which were expressed in the initial Rights Certificates issued hereunder.

(h) In any case in which this Section 2.3 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, Meridian may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of Common Shares and other securities of Meridian, if any, issuable upon such exercise over and above the number of Common Shares and other securities of Meridian, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that Meridian shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.

(i) Notwithstanding anything contained in this Section 2.3, Meridian shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in their good faith judgment the Board shall determine to be advisable, in order that any:

         (i)      consolidation or subdivision of Common Shares;

         (ii) issuance (wholly or in part for cash) of Common Shares or securities that by their term are convertible into or exchangeable for Common Shares;

         (iii)    stock dividends; or

         (iv)     issuance of rights, options or warrants referred to in this
                  Section 2.3,

         hereafter made by Meridian to holders of its Common Shares, shall not be taxable to such shareholders.

(j) If, as a result of an adjustment made pursuant to Section 3.1, the holder of any Right thereafter exercised shall become entitled to receive any securities other than Common Shares, thereafter the number of such other securities so receivable upon exercise of any Right and the applicable Exercise Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as may be practicable to the provisions with respect to the Common Shares contained in the foregoing subsections of this Section 2.3 and the provisions of this Agreement with respect to the Common Shares shall apply on like terms to any such other securities;

(k) Whenever an adjustment to the Exercise Price or a change in the securities purchasable upon the exercise of Rights is made pursuant to this Section 2.3, the Corporation shall promptly:

         (i) prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment;

         (ii) file with the Rights Agent and with each transfer agent for the Common Shares, a copy of such certificate; and

         (iii) cause notice of the particulars of such adjustment or change to be given to the holders of the Rights.

         Failure to file such certificate or to cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.

2.4      DATE ON WHICH EXERCISE IS EFFECTIVE

Each Person in whose name any certificate for Common Shares or other securities, if applicable, is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Common Shares or other securities, if applicable, represented thereon, and such certificate shall be dated the date upon which the Rights Certificate evidencing such Rights was duly surrendered in accordance with Subsection 2.2(d) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Share transfer books of Meridian are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books of Meridian are open.

2.5      EXECUTION, AUTHENTICATION, DELIVERY AND DATING OF RIGHTS CERTIFICATES

(a) The Rights Certificates shall be executed on behalf of Meridian by its Chairman of the Board, President or any of its Vice Presidents and by its Secretary or one of its Assistant Secretaries under the corporate seal of Meridian reproduced thereon. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of Meridian shall bind Meridian, notwithstanding that such individuals or any of them have ceased to hold such offices either before or after the countersignature and delivery of such Rights Certificates.

(b) Promptly after Meridian learns of the Separation Time, Meridian will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by Meridian to the Rights Agent for countersignature, and the Rights Agent shall countersign (in a manner satisfactory to Meridian) and send such Rights Certificates to the holders of the Rights pursuant to Subsection 2.2(c). No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent.

(c) Each Rights Certificate shall be dated the date of its countersignature.

2.6      REGISTRATION, TRANSFER AND EXCHANGE

(a) Meridian will cause to be kept a register (the "Rights Register") in which, subject to such reasonable regulations as it may prescribe, Meridian will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed registrar for the Rights (the "Rights Registrar") for the purpose of maintaining the Rights Register for Meridian and registering Rights and transfers of Rights and the Rights Agent hereby accepts such appointment. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times. After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to Subsection 2.6(c), Meridian will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(b) All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of Meridian, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to Meridian or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder's attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, Meridian may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent).

(d) Meridian shall not be required to register the transfer or exchange of any Rights after the Rights have been terminated pursuant to the provisions of this Agreement.

2.7      MUTILATED, DESTROYED, LOST AND STOLEN RIGHTS CERTIFICATES

(a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, Meridian shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as the surrendered Rights Certificate.

(b) If there shall be delivered to Meridian and the Rights Agent prior to the Expiration Time:

         (i) evidence to their reasonable satisfaction of the destruction, loss or theft of any Rights Certificate; and

         (ii) such security or indemnity as may be reasonably required by them to save each of them and any of their agents harmless, then, in the absence of notice to Meridian or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, Meridian shall execute and upon Meridian's request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c)      As a condition to the issuance of any new Rights Certificate under this
         Section 2.7, Meridian may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

(d) Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence the contractual obligation of Meridian, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.8      PERSONS DEEMED OWNERS OF RIGHTS

Meridian, the Rights Agent and any agent of Meridian or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term "holder" of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, of the associated Common Share).

2.9      DELIVERY AND CANCELLATION OF CERTIFICATES

All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. Meridian may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which Meridian may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly Cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this
Section 2.9, except as expressly permitted by this

Agreement. The Rights Agent shall, subject to applicable laws, destroy all cancelled Rights Certificates and deliver a certificate of destruction to Meridian.

2.10     AGREEMENT OF RIGHTS HOLDERS

Every holder of Rights, by accepting the same, consents and agrees with Meridian and the Rights Agent and with every other holder of Rights:

(a) to be bound by and subject to the terms of this Agreement, as amended from time to time in accordance with the terms of this Agreement, in respect of all Rights held;

(b) that prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share certificate representing such Right;

(c) that after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided in this Agreement;

(d) that prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, Meridian, the Rights Agent and any agent of Meridian or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than Meridian or the Rights Agent) for all purposes whatsoever, and neither Meridian nor the Rights Agent shall be affected by any notice to the contrary;

(e) that such holder of Rights has waived his right to receive any fractional Rights or any fractional shares or other securities upon exercise of a Right (except as provided in this Agreement);

(f) that, subject to Section 5.4, without the approval of any holder of Rights or Voting Shares and upon the sole authority of the Board, acting in good faith, this Agreement may be supplemented or amended from time to time pursuant to Subsection 5.4(a) and the last sentence of the penultimate paragraph of Subsection 2.3(a);

(g) that as between such holder and all other parties to this Agreement, no party other than such holder shall be liable for any withholding taxes that may become payable by or on behalf of a holder in respect of the Rights should they become exercisable or be exercised; and

(h) that notwithstanding anything in this Agreement to the contrary, neither Meridian nor the Rights Agent shall have any liability to any holder of a Right or to any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

2.11     RIGHTS CERTIFICATE HOLDER NOT DEEMED A SHAREHOLDER

No holder, as such, of any Rights or Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose whatsoever the holder of any Common Share or any other share or security of Meridian which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained in this Agreement or in any Rights Certificate be construed or deemed or confer upon the holder of any Right or Rights Certificate, as such, any right, title, benefit or privilege of a holder of Common Shares or any other shares or securities of Meridian or any right to vote at any meeting of shareholders of Meridian whether for the election of directors or otherwise or upon any matter submitted to holders of Common Shares or any other shares of Meridian at any meeting thereof, or to give or withhold consent to any action of Meridian, or to receive notice of any meeting or other action affecting any holder of Common Shares or any other shares of Meridian except as expressly provided in this Agreement, or to receive dividends, distributions or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates shall have been duly exercised in accordance with the terms of this Agreement.


                  ARTICLE 3 - ADJUSTMENTS TO THE RIGHTS IN THE
                          EVENT OF CERTAIN TRANSACTIONS

3.1      FLIP-IN EVENT

(a) Subject to Subsection 3.1(b) and Section 5.1, in the event that prior to the Expiration Time a Flip-in Event shall occur, each Right shall constitute, effective at the close of business on the tenth Trading Day after the Stock Acquisition Date, the right to purchase from Meridian, upon exercise of the Right in accordance with the terms of this Agreement, that number of Common Shares having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after the consummation or occurrence or event, an event of a type analogous to any of the events described in Section 2.3 shall have occurred.

(b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially owned on or after the earlier of the Separation Time or the Stock Acquisition Date by:

         (i) an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

         (ii) a transferee of Rights, directly or indirectly, from an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person), where such transferee becomes a transferee concurrently with or subsequent to the Acquiring Person becoming such in a transfer that the Board has determined is part of a plan, arrangement or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Associate or Affiliate of an Acquiring Person), that has the purpose or effect of avoiding Clause 3.1(b)(i), shall become null and void without any further action, and any holder of such Rights (including transferees) shall thereafter have no right to exercise such Rights under any term of this Agreement and further shall thereafter not have any other rights whatsoever with respect to such Rights, whether under any term of this Agreement or otherwise.

(c) From and after the Separation Time, Meridian shall do all such acts and things as shall be necessary and within its power to ensure compliance with Section 3.1, including without limitation, all such acts and things as may be required to satisfy the requirements of the CBCA, the Securities Act (Ontario) and the securities laws or comparable legislation in each of the provinces of Canada and of the United States and each of the States thereof in respect of the issue of Common Shares upon the exercise of Rights in accordance with this Agreement.

(d) Any Rights Certificate that represents Rights Beneficially owned by a Person described in either Clause 3.1(b)(i) or (ii) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall either not be issued upon the instruction of Meridian in writing to the Rights Agent or contain the following legend:

                  "The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Shareholder Rights Plan Agreement) or a Person who was acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person. This Rights Certificate and the Rights represented hereby are void or shall become void in the circumstances specified in Subsection 3.1(b) of the Shareholder Rights Plan Agreement."

         Provided, however, that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall impose such legend only if instructed to do so by Meridian in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend. The issuance of a Rights Certificate without the legend referred to in this Subsection 3.1(d) shall be of no effect on the provisions of Subsection 3.1(b).


                          ARTICLE 4 - THE RIGHTS AGENT

4.1      GENERAL

(a) Meridian hereby appoints the Rights Agent to act as agent for Meridian and the holders of the Rights in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. Meridian may from time to time appoint one or more co-Rights Agents ("Co-Rights Agents") as it may deem necessary or desirable. In the event Meridian appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents shall be as Meridian may determine, subject to the consent (which shall not be unreasonably withheld) of the Rights Agent. Meridian also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with this Agreement, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement.

(b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted by it in connection with this Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of Meridian or other document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

4.2      MERGER, AMALGAMATION OR CONSOLIDATION OR CHANGE OF NAME OF RIGHTS AGENT

(a) Any corporation into which the Rights Agent- may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation, statutory arrangement or consolidation to which the Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under Section 4.4. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights have not been countersigned, any successor Rights Agent may countersign such Rights Certificates in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement."

(b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

4.3      DUTIES OF RIGHTS AGENT

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, all of which Meridian and the holders of certificates for Common Shares and Rights Certificates, by their acceptance thereof, shall be bound:

(a) the Rights Agent may consult with legal counsel (who may be legal counsel for Meridian) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion;

(b) whenever in the performance of its duties under this Agreement, the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by Meridian prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be specifically prescribed in this Agreement) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be the Chairman of the Board, President, any Vice President, Treasurer, Secretary, or any Assistant Secretary of Meridian and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the terms of this Agreement in reliance upon such certificate;

(c) the Rights Agent will be liable for its own negligence, bad faith or wilful misconduct;

(d) the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by Meridian only;

(e) the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery of this Agreement (except the due authorization, execution and delivery of this Agreement by the Rights Agent) or in respect of the validity or execution of any certificate for a Common Share or Rights Certificate (except countersignature of the Rights Certificate); nor will it be responsible for any breach by Meridian of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Subsection 3.1(b)) or any adjustment required under Section 2.3 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor will it by any act under this Agreement be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

(f) Meridian agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of this Agreement;

(g) the Rights Agent is hereby authorized and directed to accept instructions in writing with respect to the performance of its duties under this Agreement from the Chairman of the Board, President, any Vice President, Treasurer, Secretary or any Assistant Secretary of Meridian, and to apply to such individuals for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such individual;

(h) the Rights Agent and any affiliate, shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of Meridian or become pecuniarily interested in any transaction in which Meridian may be interested, or contract with or lend money to Meridian or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing in this Agreement shall preclude the Rights Agent or its affiliates from acting in any other capacity for Meridian or for any other legal entity; and

(i) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to Meridian resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4      CHANGE OF RIGHTS AGENT

The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days' notice (or such lesser notice as is acceptable to Meridian) in writing mailed to Meridian and to each transfer agent of Common Shares by registered or certified mail. Meridian may remove the Rights Agent upon 60 days' notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail. If the Rights Agent should resign or be removed or otherwise become incapable of acting, Meridian will appoint a successor to the Rights Agent. If Meridian fails to make such appointment by the date on which the 60-day notice period expires for the resignation of the Rights Agent or within a period of 60 days after such removal or after it has been notified in writing of such incapacity by the incapacitated Rights

Agent, then by prior written notice to Meridian the resigning Rights Agent or the holder of any Rights (which holder shall, with such notice, submit such holder's Rights Certificate, if any, for inspection by Meridian), may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by Meridian or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, Meridian will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to. the holders of the Rights in accordance with Section 5.9. Failure to give any notice provided for in this Section 4.4, however, or any defect in such notice, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of any successor Rights Agent, as the case may be.


                            ARTICLE 5 - MISCELLANEOUS

5.1      REDEMPTION, WAIVER

(a) The Board shall waive the application of Section 3.1 in respect of the occurrence of any Flip-in Event if the Board has determined following a Stock Acquisition Date and prior to the Separation Time that a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Agreement and, in the event that such a waiver is granted by the Board, such Stock Acquisition Date shall be deemed not to have occurred. Any such waiver pursuant to this Subsection 5.1 (a) must be on the condition that such Person, within 14 days after the foregoing determination by the Board or such earlier or later date as the Board may determine (the "Disposition Date"), has reduced its Beneficial ownership of Voting Shares such that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the close of business on the Disposition Date, the Disposition Date shall be deemed to be the date of occurrence of a further Stock Acquisition Date and Section 3.1 shall apply.

(b) The Board acting in good faith may, prior to a Flip-in Event having occurred, upon prior written notice delivered to the Rights Agent, determine to waive the application of Section 3.1 to a Flip-in Event that may occur by reason of a Take-over Bid made by means of take-over bid circular to all holders of record of Voting Shares (which for greater certainty shall not include the circumstances described in Subsection 5.1 (a)), provided that if the Board waives the application of Section 3.1 to a particular Flip-in Event pursuant to this Subsection 5.1(b), the Board shall be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of any Take-Over Bid which is made by means of a Take-Over Bid circular to all holders of Voting Shares prior to the expiry of any Take-Over Bid (as the same may be extended from time to time) in respect of which a waiver is, or is deemed to have been granted under this Subsection 5.1(b).

(c) In the event that prior to the occurrence of a Flip-in Event a person acquires, pursuant to a Permitted Bid, a Competing Permitted Bid, or an Exempt Acquisition under Subsection 5.1(b), outstanding Voting Shares, then the Board shall, immediately upon the consummation of such acquisition without further formality be deemed to have elected to redeem the Rights at a redemption price of $0.0001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 if an event of the type analogous to any of the events described in Section 2.3 shall have occurred (the "Redemption Price").

(d) The Board of Meridian acting in good faith may, with the prior approval of the holders of Voting Shares or Rights given in accordance with the terms of Section 5.4, at any time prior to the occurrence of a Flip-in Event elect to redeem all but not less than all of the then outstanding Rights at the Redemption Price appropriately adjusted in a manner analogous to the applicable adjustments provided for in Section 2.3, which adjustments shall only be made in the event that an event of the type analogous to any of the events described in Section 2.3 shall have occurred.

(e) The Board may, prior to the close of business on the tenth Trading Day following a Stock Acquisition Date or such later Business Day as they may from time to time determine, upon prior written notice delivered to the Rights Agent, waive the application of Section 3.1 to the related Flip-in Event, provided that the Acquiring Person has reduced its beneficial ownership of Voting Shares (or has entered into a contractual arrangement with Meridian, acceptable to the Board, to do so within 10 calendar days of the date on which such contractual arrangement is entered into or such other date as the Board may have determined) such that at the time the waiver becomes effective pursuant to this Subsection 5.1(e) such Person is no longer an Acquiring Person. In the event of such a waiver becoming effective prior to the Separation Time, for the purposes of this Agreement, such Flip-in Event shall be deemed not to have occurred.

(f) Where a Take-over Bid that is not a Permitted Bid Acquisition is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the the occurrence of a Flip-in Event, the Board may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being redeemed pursuant to this Subsection 5.1(f), all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Common Shares as of the Separation Time had not been mailed to each such holder and for all purposes of this agreement the Separation Time shall be deemed not to have occurred and Meridian shall be deemed to have issued replacement Rights to the holders of its then outstanding Common Shares.

(g) If the Board is deemed under Subsection 5.1(c) to have elected or elects under Subsections 5.1(d) or (e) to redeem the Rights, the right to exercise the Rights will, without further action and without notice, terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price.

(h) Within ten days after the Board is deemed under Subsection 5.1(c) to have elected or elects under Subsection 5.1(d) or (e) to redeem the Rights, Meridian shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Voting Shares. Any notice which is mailed in the manner provided herein shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

(i) Meridian shall give prompt written notice to the Rights Agent of any waiver of the application of Section 3.1 pursuant to this Subsection 5.1.

5.2      EXPIRATION

No Person shall have any rights under this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsection 4.1(a).

5.3      ISSUANCE OF NEW RIGHTS CERTIFICATES

Notwithstanding any term of this Agreement or of the Rights to the contrary, Meridian may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change in the number or kind or class of securities issuable upon exercise of the Rights made in accordance with the provisions of this Agreement.

5.4      SUPPLEMENTS AND AMENDMENTS

(a) Meridian may make any amendments to this Agreement to correct any clerical or typographical error or which are required to maintain the validity of the Agreement as a result of any change in any applicable legislation, regulations or rules thereunder. Meridian may, prior to the date of the first shareholders' meeting referred to in Section 5.15, supplement or amend this Agreement without the approval of the Rights Agent or any holders of Rights or Voting Shares in order to make any changes which the Board acting in good faith may deem necessary or desirable. Notwithstanding anything in this Section 5.4, no amendment shall be made to Article 4 except with the written concurrence of the Rights Agent to such supplement or amendment.

(b) Subject to Subsection 5.4(a), Meridian may, with the prior consent of the holders of Voting Shares obtained as set forth below, at any time before the Separation Time, amend, vary or rescind any of the terms of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given if provided by the holders of Voting Shares at a Special Meeting, which Special Meeting shall be called and held in compliance with applicable laws and regulatory requirements and the requirements in the articles and by-laws of Meridian. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation or rescission is approved by the affirmative vote of a majority of the votes cast by all holders of Voting Shares (other than any holder of Voting Shares who does not qualify as an Independent Shareholder, with respect to all Voting Shares Beneficially owned by such Person), represented in person or by proxy at the Special Meeting.

(c) Meridian may, with the prior consent of the holders of Rights obtained as set forth below, at any time after the Separation Time and before the Expiration Time, amend, vary or rescind any of the terms of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given if provided by the holders of Rights at a Rights Holders Special Meeting, which Rights Holders' Special Meeting shall be called and held in compliance with applicable laws and regulatory requirements and, to the extent possible, with the requirements in the articles and by-laws of Meridian applicable to meetings of holders of Voting Shares, applied mutatis mutandis. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation or rescission is approved by the affirmative vote of a majority of the votes cast by holders of Rights (other than holders of Rights whose Rights have become null and void pursuant to Subsection 3.1(b)), represented in person or by proxy at the Rights Holders' Special Meeting.

(d) Any approval of the holders of Rights shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes of this Agreement, each outstanding Right (other than Rights which are void pursuant to the terms of this Agreement) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in Meridian's by-laws and the CBCA with respect to the meetings of shareholders of Meridian.

(e) Any amendments made by Meridian to this Agreement pursuant to Subsection 5.4(a) which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation, regulation or rule thereunder shall:

         (i) if made before the Separation Time, be submitted to the shareholders of Meridian at the next meeting of shareholders and the shareholders may, by the majority referred to in Subsection 5.4(b) confirm or reject such amendment;

         (ii) if made after the Separation Time, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of Meridian and the holders of Rights may, by resolution passed by the majority referred to in Subsection 5.4(d) confirm or reject such amendment.

         Any such amendment shall be effective from the date of the resolution of the Board adopting it, until it is confirmed or rejected or until it ceases to be effective (as described below) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by the shareholders or the holders of Rights or is not submitted to the shareholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board to amend this Agreement to substantially the same effect shall be effective until confirmed by the shareholders or holders of Rights as the case may be.

5.5      FRACTIONAL RIGHTS AND FRACTIONAL SHARES

(a) Meridian shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights and Meridian shall not be required to pay any amount to a holder of record of Rights Certificates in lieu of such fractional Rights.

(b) Meridian shall not be required to issue fractions of Common Shares upon exercise of Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractional Common Shares, Meridian shall pay to the registered holders of Rights Certificates, at the time such Rights are exercised, an amount in cash equal to the fraction of the Market Price of one Common Share that the fraction of a Common Share that would otherwise be issuable upon the exercise of such Right is of one whole Common Share at the date of such exercise.

5.6      RIGHTS OF ACTION

Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights. Any holder of Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder's own behalf and for such holder's own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against Meridian to enforce such holder's right to exercise such holder's Rights, or Rights to which such holder is entitled, in the manner provided in such holder's Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holder of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

5.7      REGULATORY APPROVALS

Any obligation of Meridian or action or event contemplated by this Agreement, as well as any amendment to this Agreement, shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority (including The Toronto Stock Exchange).

5.8      DECLARATION AS TO NON-CANADIAN HOLDERS

If in the opinion of the Board (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by Meridian with the securities laws or comparable legislation of a jurisdiction outside Canada, the Board acting in good faith shall take such actions as it may deem appropriate to ensure such compliance. In no event shall Meridian or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

5.9      NOTICES

(a) Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on Meridian shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with the Rights Agent), or sent by fax or other form of recorded electronic communication, charges prepaid, and confirmed in writing, as follows:

         Meridian Gold Inc.
         Suite 200
         9670 Gateway Drive, Suite 200
         Reno, NV 89511-8997

         Attention:  Chief Financial Officer
         Fax No.:    775-850-3733

(b) Notices or demands authorized or required by this Agreement to be given or made by Meridian or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with Meridian), or sent by fax or other form of recorded electronic communication, charges prepaid, and confirmed in writing, as follows:

         The Trust Company of Bank of Montreal
         129 Saint Jacques Street, B Level North
         Montreal, Quebec H2Y IL6

         Attention:  Account Manager and Supervisor, Shareholder Services
         Fax No.:    514-877-9676

(c) Notices or demands authorized or required by this Agreement to be given or made by Meridian or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by registered or certified mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the register of the Rights Agent or, prior to the Separation Time, on the register of Meridian for its Common Shares. Any notice which is mailed or sent in the manner provided above shall be deemed given, whether or not the holder receives the notice.

(d) Any notice given or made in accordance with Section 5.9 shall be deemed to have been given and to have been received on the day of delivery, if so delivered on a Business Day (otherwise on the first Business Day thereafter), on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following mailing, if so mailed, and on the day of faxing or sending by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of Meridian and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner provided above.

5.10     COSTS OF ENFORCEMENT

Meridian agrees that if Meridian fails to fulfil any of its obligations pursuant to this Agreement, then Meridian will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder to enforce his rights pursuant to any Rights or this Agreement.

5.11     SUCCESSORS

All the covenants and terms of this Agreement by or for the benefit of Meridian or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns.

5.12     BENEFITS OF THIS AGREEMENT

Nothing in this Agreement shall be construed to give to any Person (other than Meridian, the Rights Agent and the holders of the Rights) any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of Meridian, the Rights Agent and the holders of the Rights.

5.13     GOVERNING LAW

This Agreement and each Right issued shall be deemed to be a contract made under the laws of Ontario and for all purposes shall be governed by and construed in accordance with the laws of Ontario applicable to contracts to be made and performed entirely within Ontario.

5.14     SEVERABILITY

If any term of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term shall be ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering ineffective or unenforceable the remaining terms of this Agreement in such jurisdiction or the application of such term in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.

5.15     EFFECTIVE DATE

This Agreement is effective and in full force and effect in accordance with its terms from and after the Effective Date. In the event that this Agreement is not confirmed by a majority of the votes cast by holders of Voting Shares who vote in respect of confirmation of this agreement (other than any holder who does not qualify as an Independent Shareholder, with respect to all Voting Shares Beneficially owned by such Person) at Meridian's annual and special meeting of shareholders in 1999, then this Agreement and all outstanding Rights shall terminate and shall be void and of no further force and effect from the date that such event occurs.

This Agreement must be reconfirmed by a resolution passed by a majority of the votes cast by all holders of Voting Shares who vote in respect of such reconfirmation (other than any holder who does not qualify as an Independent Shareholder, with respect to all Voting Shares Beneficially owned by such Person) at the third and sixth annual meeting following Meridian's annual and special meeting of shareholders in 1999. If this agreement is not so reconfirmed or is not presented for reconfirmation at such annual meeting, this Agreement and all outstanding Rights shall terminate and be void and of no further force and effect on and from the date of termination of the annual meeting; provided that termination shall not occur if a Flip-in Event has occurred (other than a Flip-in Event which has been waived pursuant to subsection 5.1(a) or (b) hereof), prior to the date upon which this Agreement would otherwise terminate pursuant to this Section 5.15.

5.16     DETERMINATIONS AND ACTIONS BY THE BOARD OF DIRECTORS

All actions, calculations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board, in good faith, shall not subject the Board or any director of Meridian to any liability to the holders of the Rights.

5.17     TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

5.18     EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                          MERIDIAN GOLD INC.


                                          By: /s/ Brian J. Kennedy
                                             ----------------------------------


                                          THE TRUST COMPANY OF BANK OF MONTREAL


                                          By: /s/ Carmela Ristaino
                                             ----------------------------------

                                  ATTACHMENT I

                           FORM OF RIGHTS CERTIFICATE

Certificate No. o                                                      o Rights

THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE SHAREHOLDER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3.1(B) OF THE SHAREHOLDER RIGHTS PLAN AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, OR TRANSFEREES OF AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, MAY BECOME VOID.

                               RIGHTS CERTIFICATE

This certifies that o, or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Shareholder Rights Plan Agreement, dated as of March 19, 1999 (the "Shareholder Rights Plan Agreement"), between Meridian Gold Inc., a corporation incorporated under the laws of Canada and The Trust Company of Bank of Montreal, a trust company incorporated under the laws of Canada (the "Rights Agent") (which term shall include any successor Rights Agent under the Shareholder Rights Plan Agreement), to purchase from Meridian Gold Inc. at any time after the Separation Time (as defined in the Shareholder Rights Plan Agreement) and prior to the Expiration Time (as defined in the Shareholder Rights Plan Agreement), one fully paid common share of Meridian Gold Inc. (a "Common Share") at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form provided hereinafter) duly executed and submitted to the Rights Agent at its principal office in the city of Toronto. The Exercise Price shall initially be $25.00 (Cdn.) per Right and shall be subject to adjustment in certain events as provided in the Shareholder Rights Plan Agreement.

This Rights Certificate is subject to all of the terms of the Shareholder Rights Plan Agreement, which terms are incorporated herein by reference and made a part hereof and to which Shareholder Rights Plan Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, Meridian Gold Inc. and the holders of the Rights Certificates. Copies of the Shareholder Rights Plan Agreement are on file at the registered office of Meridian Gold Inc.

This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Shareholder Rights Plan Agreement or herein be construed to confer upon the holder hereof, as such, any of the Rights of a shareholder of Meridian Gold Inc. or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Shareholder Rights Plan Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have-been exercised as provided in the Shareholder Rights Plan Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of Meridian Gold Inc. and its corporate seal.

Date: o

MERIDIAN GOLD INC.

By:                                      By:
   -----------------------------------      -----------------------------------
       President                                Secretary

Countersigned:

THE TRUST COMPANY OF BANK OF MONTREAL

By:
   -----------------------------------
       Authorized Signature

                               FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)

FOR VALUE RECEIVED o hereby sells, assigns and transfers unto o (Please print name and address of transferee) the Rights represented by this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint o, as attorney, to transfer the within Rights on the books of Meridian Gold Inc., with full power of substitution.

Dated:
      -------------------------------------------------------------------------
                                    Signature

Signature Guaranteed:               (Signature must correspond to name as
                                    written upon the face of this Rights
                                    Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, or a commercial bank or trust company having an office or correspondent in Canada.


                                   CERTIFICATE

The undersigned party transferring Rights hereunder, hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Shareholder Rights Plan Agreement.

                                    -------------------------------------------
                                    Signature


                          FORM OF ELECTION TO EXERCISE

(To be exercised by the registered holder if such holder desires to exercise the Rights Certificate.)

TO:      Meridian Gold Inc. and The Trust Company of Bank of Montreal

The undersigned hereby irrevocably elects to exercise o whole Rights represented by the attached Rights Certificate to purchase the Common Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of: o
(Name) o (Address) o (Social Insurance Number or other taxpayer identification number).

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to: o (Name) o (Address) o (Social Insurance Number or other taxpayer identification number)


Dated:
      -------------------------------------------------------------------------
                                    Signature

Signature Guaranteed:               (Signature must correspond to name as
                                    written upon the face of this Rights
                                    Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, or a commercial bank or trust company having an office or correspondent in Canada.


                                   CERTIFICATE

The undersigned party transferring Rights hereunder, hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Shareholder Rights Plan Agreement.


                                    -------------------------------------------
                                    Signature


                                     NOTICE

In the event the certification set forth above in the Forms of Assignment and Election is not completed, Meridian Gold Inc. will deem the Beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof. No Rights Certificates shall be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof, or by a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof.